EXHIBIT 10.1

QUAINT OAK BANK
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

FOR ROBERT T. STRONG

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) between Quaint Oak Bank, a Pennsylvania-chartered stock savings bank formerly known as Quaint Oak Savings Bank with principal offices at 607 Lakeside Drive, Southampton, Pennsylvania 18966 (the “Bank”), and Robert T. Strong (the “Executive”), is hereby amended and restated effective as of December 10, 2008.

WHEREAS, the Executive is presently employed as the President and Chief Executive Officer of the Bank pursuant to an employment agreement between the Bank and the Executive entered into as of November 12, 2003, as amended on March 19, 2007 (the “Prior Agreement”);

WHEREAS, the Bank desires to amend and restate the Prior Agreement in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Bank desires to be ensured of the Executive’s continued active participation in the business of the Bank; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Average Annual Compensation.  The Executive’s “Average Annual Compensation” for purposes of this Agreement shall be deemed to mean the average amount of compensation paid to the Executive by the Bank and any parent or subsidiary thereof during the most recent three calendar years immediately preceding the year in which the Date of Termination occurs and included in the Executive’s gross income for tax purposes.

(b)           Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)           Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a felony, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order which in the reasonable judgment of the Board of Directors of the Bank will probably cause substantial economic damages to the Bank, willful or intentional breach or neglect by the Executive of his duties, or a material breach of any provision of this Agreement.         For purposes of this Agreement, no act or failure to act on the Executive’s part shall be considered

“willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that this action or omission was in the best interest of the Bank; provided that any act or omission to act on the Executive’s behalf in reliance upon an opinion of counsel to the Bank or counsel to the Executive shall not be deemed to be willful. The terms “incompetence” and “misconduct” shall be defined with reference to standards generally prevailing in the banking industry. In determining incompetence and misconduct, the Bank shall have the burden of proof with regard to the acts or omissions of the Executive and the standards prevailing in the banking industry.

(d)           Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(e)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)           Corporation.  “Corporation” shall mean Quaint Oak Bancorp, Inc., the holding company for the Bank.

(g)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(h)           Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.  In the event of any dispute between the Executive and the Bank as to the Executive’s Disability, the matter shall be decided by a majority vote of a panel of physicians, one of whom shall be selected by the Executive, one of whom shall be selected by the Bank, and one of whom shall be selected by the other two physicians.  The physicians’ fees and any other costs associated with the resolution of said dispute shall be borne by the Bank.

(i)           Good Reason.  “Good Reason” means the occurrence of any of the following events:

(i) any material breach of this Agreement by the Bank, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) any requirement that the Executive report to a corporate officer or employee of the Bank instead of reporting directly to the Board of Directors of the Bank, or

(ii) any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(j)           Notice of Termination.  Any purported termination of the Executive’s employment by the Bank for any reason, including without limitation for Cause or Disability, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Bank’s termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 10 hereof.

(k)           Regulatory Agency.  “Regulatory Agency” means any governmental agency having regulatory or supervisory jurisdiction over the Bank at the time of reference.

2.           Term of Employment.

(a)           The Bank hereby employs the Executive as President and Chief Executive Officer, and the Executive hereby accepts said employment and agrees to render such services to the Bank on the terms and conditions set forth in this Agreement. Subject to the terms hereof, this Agreement shall terminate three (3) years after December 31, 2008.  Beginning on December 31, 2009 and on each December 31st thereafter, the term of this Agreement shall be extended for a period of one additional year, provided that the Bank has not given notice to the Executive in writing at least 30 days, and not more than 90 days, prior to such December 31st that the term of this Agreement shall not be extended further and/or the Executive has not given notice to the Bank of his election not to extend the term at least 30 days, and not more than 90 days, prior to any such December 31st; provided, further, however, that as of December 31, 2016, the remaining term of this Agreement, provided it is still in effect as of such date, shall be one year and, beginning on December 31, 2017 and each December 31st thereafter, the term of this Agreement shall be extended for one additional year, provided that neither party to the Agreement has given notice to the other party in writing at least 30 days, and not more than 90 days, prior to any such December 31st that the term of this Agreement shall not be extended further.  If any party gives timely notice that the term will not be extended as of any such December 31st, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

(b)           During the term of this Agreement, the Executive shall perform such executive services for the Bank as is consistent with his title of President and Chief Executive Officer and from time to time assigned to him by the Bank’s Board of Directors.

3.           Compensation and Benefits.

(a)           The Bank shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $220,000 per year (“Base Salary”) payable in bi-weekly installments, which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Bank.  In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be authorized and declared by the Board of Directors of the Bank in its sole discretion.

(b)           During the term of this Agreement, the Executive shall be entitled to participate in any benefit plan as the Bank may adopt for the benefit of its employees.  The Bank shall not make any changes in such benefit plans which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Bank.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)           During the term of this Agreement, the Executive shall be entitled to paid annual vacation of four weeks per year and paid sick leave of 10 days per year, or such longer periods as approved from time to time by the Board of Directors of the Bank.  The timing of paid vacations shall be scheduled in a reasonable manner by the Executive.  The Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Bank.

4.           Expenses.  The Bank shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Bank, including, but not by way of limitation, traveling expenses for attending annual and periodic meetings of trade associations, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Bank.  If such expenses are paid in the first instance by the Executive, the Bank shall reimburse the Executive therefor.  Such reimbursement shall be made promptly by the Bank and, in any event, no later than March 15th of the year immediately following the year in which such expenses were incurred.

5.           Termination.

(a)           The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause or Disability, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)           In the event that (i) the Executive’s employment is terminated by the Bank for Cause, or (ii) the Executive terminates his employment hereunder other than for Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)           In the event that the Executive’s employment is terminated as a result of Disability during the term of this Agreement, then the Bank shall pay to the Executive the following: (i) in a lump sum within thirty (30) days following the Date of Termination, a cash severance amount equal to one times the Executive’s then current Base Salary, plus (ii) in a lump sum payable at the time annual bonuses are normally paid, the pro rata portion of any annual bonus that the Executive would have anticipated earning for the year in which the Date of Termination occurs if he had remained in the employ of the Bank for the full calendar year, based upon the portion of the calendar year that the Executive was able to perform his duties prior to his termination due to Disability, provided that the pro rata bonus shall be paid no later than March 15th of the year immediately following the year in which the Date of Termination occurs.

(d)           In the event that the Executive’s employment is terminated as a result of the Executive’s death during the term of this Agreement, then the Bank shall pay to the Executive’s spouse or, if none, to his estate or legal representative, the following: (i) in a lump sum within thirty (30) days following the Date of Termination, a cash severance amount equal to one times the Executive’s then current Base Salary, plus (ii) in a lump sum payable at the time annual bonuses are normally paid, the pro rata portion of any bonus that the Executive would have anticipated earning for the year in which the Date of Termination occurs if he had remained in the employ of the Bank for the full calendar year, based upon the portion of the calendar year that Executive was able to perform his duties prior to his death, provided that the pro rata bonus shall be paid no later than March 15th of the year immediately following the year in which the Date of Termination occurs.

(e)           In the event that prior to a Change in Control the Executive’s employment is terminated either (i) by the Bank for other than Cause, Disability or the Executive’s death or (ii) by the Executive for Good Reason, then the Bank shall pay to the Executive, in a lump sum within thirty (30) days following the Date of Termination, a cash severance amount equal to three (3) times the Executive’s then current Base Salary.

(f)           In the event that concurrently with or subsequent to a Change in Control the Executive’s employment is terminated either (i) by the Bank for other than Cause, Disability or the Executive’s death or (ii) by the Executive for Good Reason, then the Bank shall pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash severance amount equal to 2.99 times the Executive’s Average Annual Compensation, subject to the provisions of Section 6 hereof, if applicable.

6.           Limitation of Benefits under Certain Circumstances.  If any payment pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank and the Corporation, would constitute a “parachute payment” under Section 280G of the Code, then the payment payable by the Bank pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payment payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  The determination of any reduction in the payments to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Bank and paid by the Bank.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments specified in Section 5 below zero.

7.           Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b)           The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Bank pursuant to employee benefit plans of the Bank or otherwise.

8.           Withholding.  All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.           Assignability.  The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Board of Directors
Quaint Oak Bank
607 Lakeside Drive
Southampton, Pennsylvania 18966

To the Executive:          Robert T. Strong
At the address last appearing on the
personnel records of the Bank

11.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

12.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

13.           Nature of Obligations.  Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

14.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16.           Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

17.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.           Regulatory Prohibitions and Actions.

(a)           Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.  In the event of the Executive’s termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Executive is in the employ of the Corporation following such termination.  Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.

(b)           If the Bank is in default, as defined to mean an adjudication or other official determination of a court of competent jurisdiction or other public authority pursuant to which a conservator, receiver or other legal custodian is appointed for the Bank for the purpose of liquidation, all obligations under this Agreement shall terminate as of such date as a competent governmental authority may lawfully terminate this Agreement, but rights of the Executive to compensation earned prior to such termination shall not be affected.

(c)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served by any Regulatory Agency, then the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (i) pay the Executive all the compensation withheld while contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(d)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued by any Regulatory Agency, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but rights of the Executive to compensation earned as of the Date of Termination shall not be affected.

(e)           All obligations under this Agreement are subject to termination by any Regulatory Agency in accordance with any applicable provisions of law or regulations granting such authority, but rights of the Executive to compensation earned as of the date of termination of the Agreement shall not be affected.

19.           Entire Agreement.  This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein.  All prior agreements between the Bank and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, including but not limited to the Prior Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST		QUAINT OAK BANK

By:	/s/ Diane J. Colyer	By:	/s/ Robert J. Phillips
Diane J. Colyer			Robert J. Phillips
Corporate Secretary			Chairman of the Board

EXECUTIVE

By:	/s/ Robert T. Strong
Robert T. Strong